Exhibit 99.1

Pinnacle Foods Inc. Reports Q4 and Full Year 2015 Results
Company Provides Guidance for Another Strong Year in 2016

Parsippany, NJ, February 25, 2016 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the fourth quarter and full year ended December 27, 2015 and provided its outlook for adjusted diluted EPS for the full year of 2016 in the range of $2.08 to $2.13, representing growth of approximately 10% at the midpoint.

Full Year 2015 Highlights

•	Grew consolidated net sales 2.5% and North America Retail net sales 3.3%, both including the benefit of the Gardein acquisition

•	Gained overall composite market share for the fourth consecutive year, fueled by strength of both existing and new products

•	Expanded adjusted gross margin approximately 80 basis points, driven by strong productivity, higher net price realization and favorable product mix

•	Drove adjusted diluted EPS growth of 10% to $1.92, despite an approximate $0.03 headwind from foreign exchange

•	Delivered net cash provided by operating activities of $373 million and reduced net leverage by 0.4x to 3.8x

•
Completed the previously-announced acquisition of Boulder Brands in January 2016, expanding the Company’s presence in growing and complementary health and wellness categories, with clear line of sight to synergies in 2016 and 2017

•	Added two new independent directors to the Company’s Board of Directors, following Blackstone’s final sale of its shares and its departure from the Board

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “This past year was another strong one for Pinnacle, driven by strength of the base business, highly-successful innovation and the addition of Gardein to our portfolio. For the fourth consecutive year, we grew our composite market share, and we again delivered strong gross margin expansion and double-digit growth in adjusted diluted EPS.”

“We are excited about our recent Boulder Brands acquisition, which provides a stronger presence in faster-growing health and wellness categories and a rich source of both acquisition synergies and other cost savings opportunities. In 2016, in addition to improving Boulder’s cost structure, our focus will be on streamlining the portfolio and building the foundation for accelerated growth in 2017. As a result, we expect Boulder to be modestly accretive this year, with significant accretion thereafter,” continued Gamgort.

Full-year Fiscal 2015 Results
Consolidated net sales for the year increased 2.5% to $2.66 billion, compared to net sales of $2.59 billion in fiscal 2014. This growth reflected a 2.3% benefit from Gardein and higher net price realization of 1.3%, partially offset by lower volume/mix of 0.7% and unfavorable foreign currency translation of 0.4%.
Net sales for the Company’s North America Retail business, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, advanced 3.3%, reflecting a 2.6% benefit from the Gardein acquisition and higher net price realization of 1.3%, partially offset by unfavorable foreign currency translation of 0.4% and lower volume/mix of 0.2%.

For the fourth consecutive year, Pinnacle’s retail consumption outpaced the performance of the Company’s categories, driving composite market share growth of approximately 50 basis points in 2015. This performance reflected strength of both existing and new products and was driven by significant market share growth for the Birds Eye Frozen segment, while market share for the Duncan Hines Grocery segment was even with year-ago.

Gross profit for the year increased 8.7% to $740.5 million, or 27.9% of net sales, compared to gross profit of $681.2 million, or 26.3% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 5.4% to $749.8 million and, as a percentage of net sales, gross profit margin expanded by approximately 80 basis points to 28.2%. This performance reflected the benefit of productivity, higher net price realization and favorable product mix, partially offset by input cost inflation and the unfavorable impact of foreign exchange.

Earnings before interest and taxes (EBIT) declined to $424.7 million for the year, compared to $512.3 million in 2014, due to the prior year benefit of $163 million associated with the termination of the Company’s merger agreement with The Hillshire Brands Company. Excluding the termination fee and other items affecting comparability, EBIT increased 4.6% to $443.1 million, reflecting the growth in gross profit, partially offset by higher selling, general and administrative expenses, including the impact of Gardein. Also impacting the growth in EBIT was the year-ago benefit of a vacation policy change totaling $6.5 million.

Adjusted EBITDA grew 5.5% to $531.6 million in 2015, compared to $504.0 million in 2014, despite the vacation policy benefit in the year-ago period. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the year declined 8.1% to $88.3 million, reflecting the benefit of the Company’s deleveraging and related interest rate step-down on its term loans in late 2014. The effective tax rate for the year, excluding items affecting comparability, was 36.6%, compared to 37.9% in the year-ago period, due to qualifying in 2015 for the Domestic Production Activities Deduction and foreign tax credit associated with the Company’s Canadian operations.

GAAP net earnings declined to $212.5 million for the year, compared to $248.4 million in 2014, reflecting the prior year benefit of the aforementioned termination fee. Excluding items affecting comparability, net earnings advanced 10.6% to $224.9 million, compared to net earnings of $203.4 million in the year-ago period, while diluted earnings per share increased 10.3% to $1.92. This performance reflected the strong growth in EBIT, as well as a lower effective tax rate and lower interest expense.
Net cash provided by operating activities totaled $373 million in 2015 versus $551 million in 2014, which included the net cash benefit of $151 million from the termination fee.

Fourth Quarter Results
Net sales in the fourth quarter of 2015 increased 2.4% to $722.5 million, compared to net sales of $705.3 million in the year-ago period. This growth reflected a 1.6% benefit versus year-ago from approximately six extra weeks of Gardein sales in 2015, as well as higher net price realization of 2.0%. Partially offsetting this growth were lower volume/mix of 0.8% and unfavorable foreign currency translation of 0.4%.
North America Retail net sales advanced 2.7% to $639.6 million in the fourth quarter of 2015, compared to $622.7 million in the year-ago period, reflecting a 1.9% benefit from Gardein and higher net price realization of 2.1%, partially offset by lower volume/mix of 0.8% and unfavorable foreign currency translation of 0.5%.

Gross profit in the fourth quarter of 2015 increased 18.3% to $222.8 million, or 30.8% of net sales, compared to gross profit of $188.4 million, or 26.7% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 7.9% to $224.0 million and, as a percentage of net sales, gross profit margin expanded by approximately 160 basis points to 31.0%. This performance reflected the benefit of productivity, higher net price realization, favorable product mix and Wish-Bone synergies, partially offset by input cost inflation and the unfavorable impact of foreign exchange.

Earnings before interest and taxes (EBIT) in the fourth quarter of 2015 increased to $148.6 million, compared to $93.6 million in the fourth quarter of 2014. Excluding items affecting comparability, EBIT in the fourth quarter advanced 7.1% to $152.6 million, compared to $142.5 million in 2014. This performance reflected the growth in gross profit, partially offset by higher consumer marketing. Also impacting the growth in EBIT was the year-ago benefit of the vacation policy change totaling $6.5 million. Adjusted EBITDA grew 7.2% to $174.8 million in the fourth quarter of 2015, compared to $163.1 million in the year-ago period.

Net interest expense for the quarter was even with year-ago at $22.4 million. The effective tax rate for the quarter, excluding items affecting comparability, was 36.6%, compared to 37.4% in the year-ago period. This was due to qualifying in 2015 for the Domestic Production Activities Deduction and foreign tax credit associated with the Company’s Canadian operations.

Net earnings in the fourth quarter increased to $79.2, compared with net earnings of $36.1 million in the year-ago period. Excluding items affecting comparability, net earnings for the fourth quarter increased 9.8% to $82.5 million, compared to net earnings of $75.2 million in the year-ago period, while diluted earnings per share increased 9.4% to $0.70.
Net cash provided by operating activities totaled $162 million in the fourth quarter of 2015, compared to $138 million in the prior year, reflecting higher earnings partially offset by higher working capital.

Fourth Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment advanced 8.3% to $343.8 million in the fourth quarter of 2015, compared to $317.4 million in the year-ago period, reflecting growth of 4.7% from the base business and a benefit of 3.6% from the Gardein acquisition. The strong base business performance reflected higher volume/mix of 2.5% and higher net price realization of 2.2%. Strong growth of the Birds Eye franchise and Mrs. Paul’s and Van de Kamp’s seafood was partially offset by lower sales of the segment’s Foundation Brand portfolio. Innovation launched earlier in the year-namely, Birds Eye Flavor Full vegetables, Birds Eye Protein Blends side dishes, Birds Eye Disney-themed side dishes for kids, and premium-tier Birds Eye Voila! varieties-fueled the growth of the Birds Eye franchise in the quarter.

EBIT for the Birds Eye Frozen segment increased approximately 44% to $78.3 million in the fourth quarter of 2015, compared to $54.3 million in the fourth quarter of 2014. Excluding items affecting comparability, EBIT advanced 12.9% to $80.1 million, reflecting the strong net sales growth, productivity savings and higher net price realization, partially offset by input cost inflation, higher consumer marketing and the impact of the vacation policy benefit in the prior year.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 3.1% to $295.8 million in the fourth quarter of 2015, compared to $305.3 million in the year-ago period. This performance reflected higher net price realization of 2.0%, lower volume/mix of 4.2% and unfavorable foreign currency translation of 0.9%.

Lower sales of Duncan Hines baking products, primarily due to category weakness, were partially offset by higher sales of the segment’s Foundation Brands-namely Armour canned meat and Nalley chili products. Also impacting the quarter were lower sales of the Company’s Canadian business, driven by the unfavorable impact of foreign currency translation.

EBIT for the Duncan Hines Grocery segment advanced approximately 33% to $68.3 million in the fourth quarter of 2015, compared to $51.5 million in the year-ago period. Excluding items affecting comparability, EBIT increased 0.5% to $68.8 million, due to productivity savings, higher net price realization and Wish-Bone synergies, partially offset by lower volume, input cost inflation and the impacts of unfavorable foreign exchange and the vacation policy benefit in the prior year.

Specialty Foods
Net sales for the Specialty Foods segment increased 0.3% to $82.9 million in the fourth quarter of 2015, compared to $82.6 million in the fourth quarter of 2014, driven by higher net price realization of 1.1%, partially offset by lower volume/mix of 0.8%. This performance reflected higher net sales of the Company’s foodservice business, offset by lower net sales of snacks.

EBIT for the Specialty Foods segment increased approximately 22% to $9.2 million in the fourth quarter of 2015, compared to $7.5 million in the fourth quarter of 2014. Excluding items affecting comparability, EBIT increased 0.5% to $9.1 million, reflecting the modest increase in net sales and productivity savings, partially offset by input cost inflation and the vacation policy benefit in the prior year.

Boulder Brands Acquisition
On January 15, 2016, Pinnacle Foods completed its previously-announced acquisition of Boulder Brands. As such, Boulder will be consolidated with Pinnacle for 49 weeks in 2016, due to the mid-January acquisition closing and transitioning Boulder to Pinnacle’s fiscal calendar, which ends a week earlier on December 25, 2016. During this time period, the Company expects the Boulder Brands acquisition to contribute approximately $0.05 to adjusted diluted EPS, based on the following assumptions:

•
A Boulder SKU rationalization effort, critical to capturing synergies and building the foundation for accelerated growth, will impact Boulder’s 2016 net sales, which are estimated to be in the range of $460 million to $480 million.

•
Interest expense associated with the acquisition is expected to approximate $45 million, including the impact of the 25 basis point interest rate step-up on Pinnacle’s existing term loan debt, due to net leverage increasing above the 4.25x threshold.

•	Capital expenditures are expected to approximate $20 million.

Outlook for 2016
Including the benefit of the Boulder Brands acquisition, the Company expects 2016 to be another year of above-algorithm growth, with adjusted diluted EPS in the range of $2.08 to $2.13. Significant innovation and the related new product introductory expenses planned for the first quarter, primarily behind Wish-Bone, will weigh on adjusted diluted EPS in the quarter, with the remaining quarters of the year expected to post strong growth.

The following assumptions are incorporated into the Company’s full year outlook:

•	Input cost inflation for the year is estimated in the range of 2% to 3%, including Boulder Brands.

•	Productivity for the year is estimated in the range of 3.5% to 4.0% of cost of products sold, including Boulder Brands organic cost savings, but excluding acquisition synergies.

•	Interest expense for the year is estimated to approximate $140 million, including Boulder Brands.

•
The effective tax rate for the year is expected to be comparable to, or slightly above, the Company’s 2015 effective tax rate of 36.6%, reflecting a higher effective tax rate structure for Boulder Brands.

•	The weighted average diluted share count for the year is estimated at approximately 118 million.

•
Capital expenditures for the full year are expected to be in the range of $135 million to $145 million, including Boulder Brands and approximately $30 million for previously-disclosed Gardein capacity expansion.

Conference Call Information
The Company will host a conference call on Thursday, February 25, 2016 at 9:30AM (ET), to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 802-4355 within the United States or Canada and (703) 639-1323 internationally and referencing the conference call name:  Pinnacle Foods Q4 Earnings Call.  A replay of the call will be available, beginning February 25, 2016 at 1:00 PM (ET) until March 10, 2016, by dialing (888) 266-2081 or (703) 925-2533 and referencing access code 1669254. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 5400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. The acquisition of Boulder Brands adds well-known brands such as Glutino®, Udi's Gluten Free®, Earth Balance®, EVOL®, and Smart Balance® to the Pinnacle Foods portfolio. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 25, 2016 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net sales	$722,478	$705,333	$2,655,792	$2,591,183
Cost of products sold	499,653	516,915	1,915,286	1,909,985
Gross profit	222,825	188,418	740,506	681,198

Marketing and selling expenses	39,840	43,552	176,702	177,372
Administrative expenses	25,086	41,701	107,004	117,275
Research and development expenses	3,104	2,803	12,992	11,281
Termination fee received, net of costs, associated with the Hillshire merger agreement	—	6	—	(152,982)
Other expense (income), net	6,170	6,716	19,106	15,981
	74,200	94,778	315,804	168,927
Earnings before interest and taxes	148,625	93,640	424,702	512,271
Interest expense	22,383	22,404	88,513	96,174
Interest income	26	28	198	121
Earnings before income taxes	126,268	71,264	336,387	416,218
Provision for income taxes	47,073	35,135	123,879	167,800
Net earnings	$79,195	$36,129	$212,508	$248,418

Net earnings per share
Basic	$0.68	$0.31	$1.83	$2.15
Weighted average shares outstanding- basic	116,105	115,780	116,032	115,698
Diluted	$0.67	$0.31	$1.81	$2.13
Weighted average shares outstanding- diluted	117,503	116,950	117,323	116,885
Dividends declared	$0.255	$0.24	$0.98	$0.89

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	December 27, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$180,549	$38,477
Accounts receivable, net of allowances of $7,902 and $6,801, respectively	219,736	190,754
Inventories	403,101	356,467
Other current assets	13,677	8,223
Deferred tax assets	40,571	121,788
Total current assets	857,634	715,709
Plant assets, net of accumulated depreciation of $408,294 and $349,639, respectively	631,109	605,906
Tradenames	2,001,048	2,001,874
Other assets, net	136,284	157,896
Goodwill	1,714,008	1,719,560
Total assets	$5,340,083	$5,200,945

Current liabilities:
Short-term borrowings	$2,225	$2,396
Current portion of long-term obligations	14,847	11,916
Accounts payable	211,039	198,579
Accrued trade marketing expense	46,228	36,210
Accrued liabilities	100,510	106,488
Dividends payable	30,798	27,847
Total current liabilities	405,647	383,436
Long-term debt (includes $27,716 and $47,315 owed to related parties, respectively)	2,272,932	2,285,984
Pension and other postretirement benefits	63,454	61,830
Other long-term liabilities	54,506	34,305
Deferred tax liabilities	738,015	721,401
Total liabilities	3,534,554	3,486,956
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,619,695 and 117,293,745, respectively	1,176	1,173
Additional paid-in-capital	1,378,521	1,363,129
Retained earnings	517,330	419,531
Accumulated other comprehensive loss	(59,388)	(37,734)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total shareholders' equity	1,805,529	1,713,989
Total liabilities and shareholders' equity	$5,340,083	$5,200,945

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Fiscal Year Ended
	December 27, 2015	December 28, 2014
Cash flows from operating activities
Net earnings	$212,508	$248,418
Non-cash charges (credits) to net earnings
Depreciation and amortization	89,660	80,627
Amortization of discount on term loan	2,381	2,461
Amortization of debt acquisition costs	3,972	4,046
Refinancing costs and write off of debt issuance costs	—	1,879
Change in value of financial instruments	(1,942)	12,537
Equity based compensation expense	15,122	35,951
Pension expense, net of contributions	(4,700)	(9,300)
Gain on sale of assets held for sale	—	(1,541)
Other long-term liabilities	4,506	1,962
Foreign exchange losses	4,731	2,620
Deferred income taxes	115,584	159,537
Changes in working capital
Accounts receivable	(30,882)	(21,630)
Inventories	(49,210)	21,557
Accrued trade marketing expense	10,534	(516)
Accounts payable	15,050	24,910
Accrued liabilities	(8,051)	(11,525)
Other current assets	(6,352)	(1,283)
Net cash provided by operating activities	372,911	550,710
Cash flows from investing activities
Business acquisition activity	1,102	(169,373)
Capital expenditures	(108,477)	(102,967)
Proceeds from sale of plant assets	1,618	2,328
Net cash used in investing activities	(105,757)	(270,012)
Cash flows from financing activities
Net proceeds from issuance of common stock	1,231	489
Dividends paid	(111,758)	(101,606)
Repayments of long-term obligations	(8,870)	(219,967)
Proceeds from short-term borrowings	4,261	4,757
Repayments of short-term borrowings	(4,480)	(4,799)
Borrowings under revolving credit facility	—	65,000
Repayments of revolving credit facility	—	(65,000)
Repayment of capital lease obligations	(3,585)	(2,373)
Purchase of stock for treasury	—	(32,110)
Excess tax benefits on stock-based compensation	1,442	905
Taxes paid related to net share settlement of equity awards	(2,401)	(3,061)
Debt acquisition costs	—	(258)
Net cash (used in) provided by financing activities	(124,160)	(358,023)
Effect of exchange rate changes on cash	(922)	(937)
Net change in cash and cash equivalents	142,072	(78,262)
Cash and cash equivalents - beginning of period	38,477	116,739
Cash and cash equivalents - end of period	$180,549	$38,477

Supplemental disclosures of cash flow information:
Interest paid	$78,926	$88,783
Interest received	198	121
Income taxes paid	18,885	7,802
Non-cash investing and financing activities:
New capital leases	—	1,288
Note payable issued in connection with acquisitions	—	14,850
Dividends payable	30,798	27,847
Accrued additions to Plant assets at December 27, 2015 and December 28, 2014 were $23,878 and $25,763, respectively. As of December 29, 2013 they were not significant.

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended December 27, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	December 27,	Other Restructuring	Non-Cash	December 27,
	2015	Charges (2)	Items (3)	2015
Net sales	$722,478	$—	$—	$722,478
Gross profit	$222,825	$2,912	$(1,765)	$223,972
% of net sales	30.8%			31.0%

Marketing and selling expenses	$39,840	$—	$—	$39,840
Administrative expenses	25,086	(8)	—	25,078
Research and development expenses	3,104	(58)	—	3,046
Other expense (income), net	6,170	(1,713)	(1,051)	3,406
	$74,200	$(1,779)	$(1,051)	$71,370

Earnings before interest and taxes	$148,625	$4,691	$(714)	$152,602

Interest expense, net	$22,357	$—	$—	$22,357
Provision for income taxes	$47,073	$901	$(261)	$47,713
% effective tax rate	37.3%			36.6%

Net earnings	$79,195	$3,790	$(453)	$82,532

Diluted net earnings per share	$0.67			$0.70
Diluted weighted average outstanding shares	117,503			117,503

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$148,625	4,691	(714)	152,602
Depreciation	18,844			18,844
Amortization	3,396			3,396
EBITDA	$170,865	4,691	(714)	174,842

(1) Excludes Wish-Bone and Gardein Protein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents expenses related to the Boulder acquisition ($1.7MM), plant integration and restructuring charges ($2.5MM), and other ($0.5MM).
(3) Represents unrealized mark-to-market gains +$1.7MM resulting from hedging activities and foreign exchange losses resulting from intra-entity loans ($1.0MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended December 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	December 28,	Other Restructuring	Non-Cash	December 28,
	2014	Charges (2)	Items (3)	2014
Net sales	$705,333	$—	$—	$705,333
Gross profit	$188,418	$5,835	$13,260	$207,513
% of net sales	26.7%			29.4%

Marketing and selling expenses	$43,552	$(2,324)	$(3,516)	$37,712
Administrative expenses	41,701	(1,785)	(18,148)	21,768
Research and development expenses	2,803	14	(180)	2,637
Termination fee received, net of costs, associated with the Hillshire merger agreement	6	(6)		—
Other expense (income), net	6,716	(3,122)	(655)	2,939
	$94,778	$(7,223)	$(22,499)	$65,056

Earnings before interest and taxes	$93,640	$13,058	$35,759	$142,457

Interest expense, net	$22,376	$—	$—	$22,376
Provision for income taxes	$35,135	$4,555	$5,208	$44,898
% effective tax rate	49.3%			37.4%

Net earnings	$36,129	$8,503	$30,551	$75,183

Diluted net earnings per share	$0.31			$0.64
Diluted weighted average outstanding shares	116,950			116,950

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$93,640	$13,058	$35,759	$142,457
Depreciation	17,282			17,282
Amortization	3,369			3,369
EBITDA	$114,291	$13,058	$35,759	$163,108

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($4.9MM), expenses related to the Gardein acquisition ($3.1MM), employee severance expense ($2.5MM), employee retention incentives related to the Hillshire merger agreement termination ($1.9MM) and expenses primarily related to the secondary offering of common stock ($0.6MM).
(3) Represents employee stock compensation expense related to previous awards that vested as a result of the fourth quarter liquidity event ($23.7MM) and employee equity-based retention incentives related to the termination of the Hillshire merger agreement ($1.8MM), unrealized mark-to-market losses ($9.0MM) resulting from hedging activities, expense related to the write-up to fair market value of inventories acquired in the Gardein acquisition ($0.6MM), and other expenses ($0.7MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the fiscal year ended December 27, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Fiscal Year Ended	Merger and	Other	Adjusted
	December 27,	Other Restructuring	Non-Cash	December 27,
	2015	Charges (2)	Items (3)	2015
Net sales	$2,655,792	$—	$—	$2,655,792
Gross profit	$740,506	$10,348	$(1,029)	$749,825
% of net sales	27.9%			28.2%

Marketing and selling expenses	$176,702	$(264)	$(168)	$176,270
Administrative expenses	107,004	(1,458)	(376)	105,170
Research and development expenses	12,992	(157)	(69)	12,766
Other expense (income), net	19,106	(1,830)	(4,731)	12,545
	$315,804	$(3,709)	$(5,344)	$306,751

Earnings before interest and taxes	$424,702	$14,057	$4,315	$443,074

Interest expense, net	$88,315	$—	$—	$88,315
Provision for income taxes	$123,879	$4,358	$1,579	$129,816
% effective tax rate	36.8%			36.6%

Net earnings	$212,508	$9,699	$2,736	$224,943

Diluted net earnings per share	$1.81			$1.92
Diluted weighted average outstanding shares	117,323			117,323

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$424,702	$14,057	$4,315	$443,074
Depreciation	76,106	(1,131)		74,975
Amortization	13,554			13,554
EBITDA	$514,362	$12,926	$4,315	$531,603

(1) Excludes Wish-Bone and Gardein Protein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($9.5MM), expenses related to the Boulder acquisition ($1.7MM), and other ($1.7MM).
(3) Represents foreign exchange losses resulting from intra-entity loans ($4.7MM), employee stock compensation expense related to the termination of the Hillshire merger agreement ($1.5MM), and unrealized mark-to-market gains +$1.9MM resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the fiscal year ended December 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Fiscal Year Ended	Merger and	Other		Adjusted
	December 28,	Other Restructuring	Non-Cash	Other	December 28,
	2014	Charges (2)	Items (3)	Adjustments	2014
Net sales	$2,591,183	$—	$—	$—	$2,591,183
Gross profit	$681,198	$12,247	$17,856	$—	$711,301
% of net sales	26.3%				27.5%

Marketing and selling expenses	$177,372	$(3,113)	$(3,703)	$—	$170,556
Administrative expenses	117,275	(4,388)	(18,540)	(169)	94,178
Research and development expenses	11,281	(63)	(268)	—	10,950
Termination fee received, net of costs, associated with the Hillshire merger agreement	(152,982)	152,982			—
Other expense (income), net	15,981	(3,121)	(655)	—	12,205
	$168,927	$142,297	$(23,166)	$(169)	$287,889

Earnings before interest and taxes	$512,271	$(130,050)	$41,022	$169	$423,412

Interest expense, net	$96,053	$—	$18	$—	$96,071
Provision for income taxes	$167,800	$(51,205)	$7,243	$66	$123,904
% effective tax rate	40.3%				37.9%

Net earnings	$248,418	$(78,845)	$33,761	$103	$203,437

Diluted net earnings per share	$2.13				$1.74
Diluted weighted average outstanding shares	116,885				116,885

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$512,271	$(130,050)	$41,022	$169	$423,412
Depreciation	66,710				66,710
Amortization	13,917				13,917
EBITDA	$592,898	$(130,050)	$41,022	$169	$504,039

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents receipt of Hillshire merger agreement termination fee, net of external advisory expense and employee retention incentives +$149.0MM, plant integration and restructuring charges ($11.0MM), employee severance expense ($3.5MM), expenses related to the Gardein acquisition ($3.1MM), and expenses primarily related to the secondary offerings of common stock ($1.4MM).
(3) Represents employee stock compensation expense related to previous awards that vested as a result of the fourth quarter liquidity event ($23.7MM) and employee equity-based retention incentives related to the termination of the Hillshire merger agreement ($3.5MM), unrealized mark-to-market losses ($12.5MM) resulting from hedging activities, expense related to the write-up to fair value of inventories acquired in the Gardein acquisition ($0.6MM), and other expenses ($0.7MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months and fiscal years ended December 27, 2015 and December 28, 2014 (thousands)

	Three Months Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net sales - Reported
Birds Eye Frozen	$343,777	$317,361	$1,227,235	$1,115,232
Duncan Hines Grocery	295,829	305,342	1,092,408	1,131,380
North America Retail	639,606	622,703	2,319,643	2,246,612
Specialty Foods	82,872	82,630	336,149	344,571
Total	$722,478	$705,333	$2,655,792	$2,591,183

Earnings before interest & taxes - Reported
Birds Eye Frozen	$78,307	$54,268	$211,515	$182,376
Duncan Hines Grocery	68,260	51,450	206,731	184,087
Specialty Foods	9,220	7,532	32,307	30,890
Unallocated corporate expenses	(7,162)	(19,610)	(25,851)	114,918
Total	$148,625	$93,640	$424,702	$512,271

Adjustments (Non-GAAP - See separate table)
Birds Eye Frozen	$1,813	$16,716	$9,118	$20,760
Duncan Hines Grocery	528	16,966	7,447	27,203
Specialty Foods	(77)	1,565	94	2,426
Unallocated corporate expenses	1,713	13,570	1,713	(139,248)
Total	$3,977	$48,817	$18,372	$(88,859)

Earnings before interest & taxes - Adjusted (Non-GAAP - See separate discussion and tables)
Birds Eye Frozen	$80,120	$70,984	$220,633	$203,136
Duncan Hines Grocery	68,788	68,416	214,178	211,290
Specialty Foods	9,143	9,097	32,401	33,316
Unallocated corporate expenses	(5,449)	(6,040)	(24,138)	(24,330)
Total	$152,602	$142,457	$443,074	$423,412

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and fiscal years ended December 27, 2015 and December 28, 2014
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Birds Eye Frozen
Restructuring and acquisition integration charges	$2.5	$—	$8.0	$—
Liquidity event stock compensation expense	—	4.9	—	4.9
Gardein acquisition related charges	—	4.4	0.1	4.4
Employee severance	0.3	1.2	0.4	1.6
Unrealized mark-to-market (gain)/loss	(1.0)	4.3	(0.6)	5.9
Hillshire merger termination-related employee compensation expense	—	1.8	0.8	3.5
Other	—	0.1	0.4	0.4
Total Birds Eye Frozen	$1.8	$16.7	$9.1	$20.7

Duncan Hines Grocery
Wish-Bone acquisition related charges	$—	$—	$—	$0.4
Restructuring and acquisition integration charges	1.1	5.0	7.3	10.7
Liquidity event stock compensation expense	—	4.7	—	4.7
Employee severance	0.2	1.2	0.3	1.7
Unrealized mark-to-market (gain)/loss	(0.8)	4.1	(1.3)	5.6
Hillshire merger termination-related employee compensation expense	—	1.7	0.8	3.4
Other	—	0.3	0.4	0.7
Total Duncan Hines Grocery	$0.5	$17.0	$7.5	$27.2

Specialty Foods
Liquidity event stock compensation expense	$—	$0.6	$—	$0.6
Employee severance	—	0.2	—	0.2
Unrealized mark-to-market (gain)/loss	(0.1)	0.5	(0.1)	0.8
Hillshire merger termination-related employee compensation expense	—	0.2	0.1	0.5
Other	—	0.1	—	0.4
Total Specialty Foods	$(0.1)	$1.6	$—	$2.5

Unallocated Corporate Expenses
Hillshire Merger Termination Fee Received, net	$—	$—	$—	$(153.0)
Liquidity event stock compensation expense	—	13.6	—	13.6
Boulder acquisition related charges	1.7		1.7	—
Other	—	—	—	0.2
Total Unallocated Corporate Expenses	$1.7	$13.6	$1.7	$(139.2)